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                                                                    Exhibit 99.1


                                            Contact:     Joanne Vitale
                                                         212-883-2536

CLARION COMMERCIAL HOLDINGS
COMPLETES MAJOR ASSET PURCHASES

NEW YORK, June 9, 1998 - Clarion Commercial Holdings, Inc. (NYSE - CLR) is pleased to announce the purchase of $201 million in commercial real estate investments. With the completion of this purchase, the Company has achieved its objective of immediately deploying the capital raised in its recent IPO. The Company now owns a diversified portfolio of investments in which no single asset represents more than 10% of the asset base.

"The acquisition of these assets supports our pledge to shareholders to put the full proceeds of our IPO to work quickly and effectively," said Daniel Heflin, President and CEO of Clarion Commercial Holdings. Mr. Heflin added, "Our ability to deliver investments of this caliber in such a timely fashion is indicative of the pipeline of commercial real estate investments that we have at our disposal."

The Company acquired 24 commercial real estate investments, including commercial mortgage backed securities (CMBS), mortgage loans and mezzanine investments. The investments were purchased from private funds managed by Clarion Capital, LLC at prices based on bids received from market makers, as described in the Company's registration statement.

The investments purchased by the Company include:

CMBS investments - The Company purchased 22 classes of CMBS collateralized by over 2700 commercial mortgage loans. The CMBS portfolio has an average credit rating of BB.

Commercial Mortgage Loans - The Company purchased a $12.6 million first mortgage loan secured by a 183-room full service hotel located in Newport News, Virginia. The loan has a loan-to-value ratio of 70% and matures in 2004.

Mezzanine Investments - The Company purchased a $3.7 million mezzanine investment in a 161,485 square foot office center located in Clifton, New Jersey. In addition to receiving interest payments from the loan, the Company will receive a percentage of certain revenues and capital gains.

Clarion Commercial Holdings, Inc. is a newly-formed specialty finance company that invests in commercial real estate debt investments. The Company is managed by Clarion Capital, LLC. Clarion Capital, LLC and its affiliates manage more than $6 billion of real estate investments and have more than 350 employees in 20 offices nationwide.